Exhibit 10.30.1

AMENDMENT NO. 1

TO THE

UNIFIED GROCERS, INC.

DEFERRED COMPENSATION PLAN II

Unified Grocers, Inc. (the “Company”) hereby amends the above-named plan (the “Plan”), effective as of January 1, 2011, as follows:

1. Section 3.4(d) of the Plan is hereby amended in its entirety to read as follows:

“(d) The additional Contribution Credit (as such term is defined in the Retirement Plan) that would have been credited under the Retirement Plan if the Participant had not elected to defer a portion of his or her compensation under this Plan, which shall be credited as of the earlier of: (i) the date the Participant ceases to be an Employee; or (ii) the last day of the Plan Year to which such benefit relates. The compensation taken into account to determine this benefit shall be subject to the limitations contained in Section 401(a)(17) and Section 415 of the Code.”

2. Section 3.6(d) of the Plan is hereby amended by adding a new sentence at the end to read as follows:

“Notwithstanding any provision in the Plan to the contrary, the Annual Excess Amount described in Section 3.4(d) that is credited to a Participant’s Annual Account on or after December 31, 2010, shall be credited or debited in accordance with the rules of this Section 3.6 from the earlier of: (i) the date the Participant ceases to be an Employee; or (ii) the January 1st immediately following the Plan Year to which such benefit relates.”

IN WITNESS WHEREOF, the Company, by its duly authorized officers, have executed this Amendment effective as of January 1, 2011.

UNIFIED GROCERS, INC

Dated: 9/09/10	By:	/s/ Robert M. Ling, Jr.
Robert M. Ling, Jr. Executive Vice President & General Counsel

Dated: 9/09/10	By:	/s/ Richard J. Martin
Richard J. Martin Executive Vice President & Chief Financial Officer